EXHIBIT 10.16

AMENDMENT NO. 2
TO EMPLOYMENT AGREEMENT OF
ANTHONY M. BRUNO, JR.

THIS AGREEMENT entered into as of December 20, 2006, by and among GREATER COMMUNITY BANK, a New Jersey commercial banking corporation having its principal place of business at 55 Union Boulevard, Totowa, New Jersey 07512 (the "Bank"), GREATER COMMUNITY BANCORP, a New Jersey business corporation having its principal place of business at 55 Union Boulevard, Totowa, New Jersey 07512 ("GCB"), and ANTHONY M. BRUNO, JR., residing at 34 Tintle Road, Kinnelon, New Jersey 07405 (the "Employee").

R E C I T A L S :

A. The parties hereto entered into an agreement dated as of March 2, 2005 entitled "Employment Agreement of Anthony M. Bruno, Jr.," as previously amended on August 15, 2006 (the "Employment Agreement").

B. The Employment Agreement provides that the Employee shall be entitled to participate in the employee stock option plans that GCB or the Bank maintains for the benefit of its executive employees.

C. On April 18, 2006, the shareholders of GCB approved the Greater Community Bancorp 2006 Long-Term Stock Compensation Plan (the "2006 Plan"), pursuant to which GCB may grant awards of stock options and restricted stock to employees participating in the plan.

D. The parties hereto wish to amend the terms of the Employment Agreement to clarify that Mr. Bruno shall be entitled to participate in both the stock option and restricted stock components of the 2006 Plan and in future equity award plans.

NOW, THEREFORE, it is AGREED as follows:

1. Equity Awards. The paragraph of the Employment Agreement entitled "Stock Options" shall be amended and restated in its entirety to read as follows:

Equity Awards. The Employee shall be entitled to participate in the equity award plans that GCB and/or the Bank maintains from time to time for the benefit of its executive employees, including, but not limited to, plans that provide for the grant of stock options, restricted stock, and other forms of equity. This provision shall not preclude GCB and/or the Bank from amending or terminating any equity award plan; provided, however, that notwithstanding anything to the contrary contained in said plans or in Employee's separate equity award granting agreements, in the event that Employee is terminated without Just Cause pursuant to Paragraph 9.d. of this Agreement, or terminates voluntarily or involuntarily as a result of a change in control pursuant to Paragraph 11 of this Agreement, all equity awards currently held by Employee on the date of such termination shall become fully vested and fully exercisable. The Board of Directors of GCB and the Bank, and any committee of such Boards with authority over the granting of equity awards, will take all appropriate steps to effectuate this provision, including the amendment of any existing plan and/or agreement to conform herewith and agree to annually evaluate whether an equity award should be made to the Employee.

2. Effect on Employment Agreement. Except as amended hereby, the Employment Agreement, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	GREATER COMMUNITY BANK

/s/ Jeannette Chardavoyne Jeannette Chardavoyne, Secretary	By:	/s/ Charles J. Volpe Charles J. Volpe, Director

ATTEST:	GREATER COMMUNITY BANCORP

/s/ Jeannette Chardavoyne Jeannette Chardavoyne, Secretary	By:	/s/ Charles J. Volpe Charles J. Volpe, Director
Chairman, Compensation Committee
WITNESS:	EMPLOYEE

/s/ Jeannette Chardavoyne Jeannette Chardavoyne		/s/ Anthony M. Bruno, Jr. Anthony M. Bruno, Jr., individually